Exhibit 10.3

Summary of principal terms of Retention Agreement between Pure World, Inc. and Sue Ann Merrill

Retention Agreement

In January 2005, Pure World entered into an oral retention agreement with Sue Ann Merrill, Pure World's Chief Financial Officer. Under the agreement, Ms. Merrill was entitled to a retention bonus of $35,000 if she remained as Pure World's Chief Financial Officer through April 30, 2005, and an additional payment of $15,000 if Pure World was acquired by a third party. The agreement was subsequently amended in May 2005, to provide that Ms. Merrill would receive an additional retention bonus of $35,000 if she remained as Chief Financial Officer through June 30, 2005, and Ms. Merrill agreed to remain as Chief Financial Officer after June 30, 2005 if requested by Pure World.